Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 55 to the Registration Statement (Form N-1A, No. 2-67087) of Morgan Stanley Tax-Free Daily Income Trust, and to the incorporation by reference of our report, dated February 28, 2017, on Morgan Stanley Tax-Free Daily Income Trust included in its Annual Report to Shareholders for the fiscal year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 28, 2017